EXHIBIT 99.1



                      TRITON COMPLETES FORWARD OIL SALE


DALLAS--May 30, 1995 - Triton Energy Corporation has completed a $125 million forward oil sale involving 10.4 million barrels of oil from the Cusiana and Cupiagua fields in Colombia.

Under the terms of the sale, Triton has received approximately $87 million of the proceeds, and is entitled to receive substantially all of the remaining proceeds when the Company's Cusiana and Cupiagua fields project becomes self-financing, which is expected in 1997, and when certain other conditions are met. The barrels are to be delivered during a five-year period beginning in June 1995.

 "This sale is the cornerstone of our 1995 financing program," said Peter Rugg, Triton Senior Vice President and Chief Financial Officer.

The oil was purchased by a newly formed, special-purpose corporation using funds provided by the sale of its investment-grade securities. The securities were privately placed by J.P. Morgan Securities Inc. with several major U.S. institutional investors.
Dallas-based Triton Energy Corporation (NYSE: OIL) is an international oil and gas exploration company primarily focused on high-potential prospects around the world.

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Contact:  W. Greg Dunlevy or Crystal C. Bell, both of Triton, (214) 691-5200.